Exhibit 99.1

 C O R P O R A T E    P A R T I C I P A N T S

 David Ng Broadridge Financial - Director, IR

 Rich Daly Broadridge Financial - CEO

 Dan Sheldon Broadridge Financial - CFO

 C O N F E R E N C E    C A L L     P A R T I C I P A N T S

 George Mihalos Credit Suisse - Analyst

 Peter Heckmann Avondale Partners - Analyst

 David Togut Evercore Partners - Analyst

 Chris Donat Sandler O’Neill - Analyst

 P R E S E N T A T I O N

Operator

Good morning. My name is Kenisha, and I will be your conference facilitator. At this time, I’d like to welcome everyone to the Broadridge Financial Solutions first quarter fiscal year 2013 earnings conference call. I would like to inform you that this call is being recorded, and that all lines have been placed on mute to prevent any background noise. There will be a question and answer period after the speakers’ remarks. Please try to limit your questions to one per participant. I’d like to turn the conference over to David Ng, Director of Investor Relations. Please go ahead, sir.

David Ng - Broadridge Financial - Director, IR

Good morning everyone and welcome to the Broadridge quarterly earnings call and webcast for the first quarter of fiscal year 2013 results. This morning I’m here with Rich Daly, our Chief Executive Officer, and Dan Sheldon, our Chief Financial Officer. I trust by now everyone has had the opportunity to review their earnings release we issued this morning. The news release and slide presentation that accompanied today’s earnings call and webcast can be found on the Investor Relations page at broadridge.com.

During today’s conference call, we’ll discuss some forward-looking statements regarding Broadridge that involve risks. These risks are summarized here on slide one. We encourage participants to refer to our SEC filings, including our annual report on form 10-K for a complete discussion of forward-looking statements and risk factors faced by our business.

Before we begin, I’d like to point out that to everyone that as a result of the Penson transaction we’ve closed in the fourth quarter of fiscal year 2010, the clearing business is now shown as Discontinued Operations, and our remaining outsourcing business is included in the Securities Processing Solutions segment. Also, as a result of the reporting treatment of the Penson transaction, the financial results discussed today will address continuing operations unless otherwise stated.

Our non-GAAP fiscal year 2013 earnings results excludes the impact of acquisition amortization and other costs and Penson charges net. These costs are significant, and we believe that non-GAAP information provides the best and more complete understanding of Broadridge’s underlying operating results. A description of these non-GAAP adjustments and reconciliation through comparable GAAP measures can be found in the earnings release.

Now let’s turn to slide 2 and review today’s agenda. Rich Daly will start today’s call with his opening remarks and will provide you with a summary of the financial highlights for the first quarter of fiscal year 2013, followed by a discussion of a few key topics. Dan Sheldon will then review the first quarter financial results in further detail. Rich will then return and provide his overall summary and closing thoughts before we head to the Q&A part of the call.

Now please turn to slide three, and I’ll turn the call over to Rich Daly. Rich?

Rich Daly - Broadridge Financial - CEO

Thanks, David. And David, welcome to the formal call, even though you’ve already played an integral role behind the scenes for years.

For those of you who are not aware, Rick Rodick, our former head of Investor Relations, has become CFO of UTI Worldwide. We’re all very happy for him, and wish him the very best.

Now let me start by saying good morning to everyone on the call, and also Happy Election Day. Before we begin today’s call, I wanted to give you an update regarding Hurricane Sandy and any impact it had on Broadridge. First and foremost all of our associates have been safely accounted for. Next, due to our extensive business continuity plans, we met all of our deliverables on time and in a business as usual manner. We expect some minor financial impact, call it less than $1 million, this quarter due to the markets being closed on Monday and Tuesday of last week. There will likely be temporary delays on certain activities such as sales closings. But given we are a June 30 year-end, at this time we don’t anticipate Sandy’s impact to change any results for our current fiscal year. During Q&A, Dan and I will do our usual best to candidly answer any questions regarding Sandy beyond your regular questions about this quarter.

So back to the quarter.

This morning as part of my opening remarks, I’ll talk about the following topics -- first, I’ll start with an overview of our first quarter fiscal year 2013 financial highlights and guidance. Then I’ll discuss our closed sales performance followed by an update of some key activities. After Dan provides you more of the financial details, I’ll wrap it up, as usual, with my closing comments.

Let’s start on slide four, our first quarter fiscal year 2013 financial highlights. Overall, I’m satisfied with our first quarter financial results. Recurring revenues were up 3% versus the comparable quarter in fiscal year 2012. Recurring revenue increase was a result of net new business, acquisitions and a 99% client revenue retention rate. Total revenue was up 4%, as event driven and distribution revenues were higher than anticipated, and were partially offset by lower trade volumes.

Our non-GAAP diluted earnings per share were flat at $0.18 per share versus fiscal year 2012. We continued our focus on cost containment, product mix, and lower trading volumes offset our revenue and cost management gains. Our non-GAAP to GAAP adjustments to our results consisted of some carry-over Penson transition charges. As we discussed during our last earnings call, we will be excluding acquisition amortization and related costs from our GAAP results. Dan will discuss this in more detail later.

Our non-GAAP adjustments to GAAP are significant, and we believe excluding them from our operating results provides a better representation of our operating results.

During the quarter, we opportunistically repurchased 3.2 million shares of Broadridge stock at an average price of $23.61 per share. As we discussed during the last earnings call in August, the board approved an additional stock repurchase plan for up to 4 million shares.

The end of the fourth quarter is historically the high point of cash balances at Broadridge. We did not do any tuck-in acquisitions in the past 12 months. There were no tuck-in acquisitions available that met all of our high criteria. Therefore, we deemed the use of the $76 million in cash to repurchase shares opportunistically as the right stewardship of your cash. The Company has approximately 7 million shares available for repurchase under its share repurchase plans as of the end of the first quarter.

While we’re off to a solid start to the fiscal year, due to the seasonal nature of our business, our first quarter earnings per share represent about 10% of our full-year results. We are reaffirming our full-year guidance at this time of $1.76 to $1.86 non-GAAP diluted earnings per share.

Please turn to slide number five. Recurring revenue closed sales were $14 million, down from $20 million. We did not close any transactions greater than $5 million this quarter. Closed sales of less than $5 million continue to grow, and were up approximately 8%. I am very pleased with our solid pipeline. We have good momentum due to product expansion, our recent acquisitions, and our strong brand. Because of the name recognition of the Broadridge brand, access to the C-Suite continues to expand. We are positioned in a very unique way, given the demand of our client and potential client for many of the products and solutions we offer, compounded by the enormous pressure in the current environment to lower cost.

We are pursuing an attractive set of growth opportunities that provide us with multiple tasks to create greater value for both clients and shareholders. This is the reason we believe it was an important time at this stage of our Company’s growth to bring in a seasoned veteran to create a new senior sales position. This is the reason we believe was an important time at this stage of our company’s growth to bring in a season veteran to create a new senior sales position. We are therefore very pleased to announce Steve Racioppo as our Chief Revenue Officer.

Steve joins us after a long and successful career at Accenture, where he led the financial services consulting, technology, and outsourcing businesses in North America and Asia Pacific. At Accenture, this included responsibility for $1.2 billion in annual revenues, $2 billion in contract value of sales annually, and over 3,000 people. During his career with Accenture, Steve managed successfully some of the earliest and largest outsourcing deals. Steve additionally brings a wealth of account management, consultant and business skills to us.

We are reaffirming our fiscal year 2013 recurring revenue closed sales in the range of $110 to $150 million. As I have stated before, the achievement of the higher end of the range will be dependent on closing some large transactions.

Let’s now turn to slide six for a brief update on our few of our key initiatives. We have substantially completed the conversion of Apex Clearing onto our outsourcing platform. Apex has determined that there are approximately 100 correspondents that do not fit their business strategy and have signed the deal to move those correspondents to COR Clearing. We have signed a letter of intent of finalizing a long-term contract with COR Clearing. They are expected to continue to use our outsourcing platform for the 100 correspondents. Additionally, we’re in the process of finalizing with COR Clearing, the sale of certain ICS products. This is expected to be a net revenue win for us.

We have worked with Penson Canada in an attempt to seek a buyer for their business over the past several months. Ultimately, Penson decided to wind down their clearing business over the next several months. As a result of our interactions during these negotiations, we were able to sign Questrade, Penson Canada’s largest clearing client, to a long-term outsourcing contract. A large percentage of Penson Canada’s clients are expected to move to Questrade or another clearing firm which is already utilizing Broadridge’s technology platform. We continue to provide Penson Canada our services during this transition, and do not expect this to have a material impact on our fiscal year 2013 guidance.

Next, Broadridge recently announced the launch of Broadridge Fluent, a transformative service that significantly improves communications between financial services firm and their customers. Fluent enables consumers to select preferred channels, including firm websites, advisor portals and emerging digital mail services like Volly, allowing firms to manage and customize its underlying content and messaging with data access and security under the firm’s control. Over 20 clients are already using components of Fluent, including Morgan Stanley Wealth Management and UBS Financial Services.

Now, I’ll turn the call over to Dan, who will go into more detail about fiscal year 2013’s financial results. Dan?

Dan Sheldon - Broadridge Financial - CFO

Thanks Rich. I’m now on slide seven, non-GAAP EPS guidance.

Rich already pointed out that we have begun to show the amortization from acquisition intangible and one-time acquisition related costs as a reconciling item between our GAAP and non-GAAP results. The first line of the chart shows the non-GAAP diluted earnings per share guidance we gave back in August of a $1.65 to $1.75. And then we add back the $0.03 per share for the quarter and the expected $0.11 per share for the year related to the acquisition intangible amortization to get to our current non-GAAP EPS of $1.76 to $1.86. Then we back out the amortization and the other reconciling items we’ve disclosed before to arrive at the GAAP diluted earnings per share of $1.60 to $1.70.

We have been showing the acquisition impact from intangible amortization in the cash flow for some time now. But we believe it is important to also show the impact to EBIT, earnings, and earnings per share, which you will find a full reconciliation in the appendix on slide 21.

Let’s move to slide eight, investor communication segment. We’re starting out the year as expected with recurring fee revenue growth of 9%, primarily coming from net new business and the mutual fund proxy stock record position growth. We’re still expecting $50 million to $70 million in recurring closed sales for the year with a 99% client revenue retention rate.

We also benefited in this quarter from a $5 million uptick in event-driven revenues from off cycle mutual fund and mutual fund proxy activity. So we believe we’re on track so far to hit our $130 million full-year event-driven revenue target. And very important, the business is still expected to drive margin improvements of over 200 basis points from both revenue and cost improvements within the business.

Moving to slide nine, securities processing segment. Revenues were down year-over-year, primarily due to a decline in equity trade volumes somewhat offset by the positive contribution from net new business and the impact from last year’s acquisition of Paladyne.

With respect to trade volumes, they were down 19% for the quarter. I would point out that both the NASDAQ and the New York Stock Exchange were down well over 30%. We had anticipated a 10% decline from last year’s significant spike-up in August. And by the volumes continued to be down approximately 10% in October, excluding the couple of days the market was closed due to Hurricane Sandy. As Rich pointed out, the impact from Sandy was less, what we anticipated to be less than $1 million.

I think it’s very important to note that historically one quarter’s trade volumes have not been indicative of the full year. We have had periods where trade volumes were down a quarter or two and then they rebounded in the following quarters. So we are watching trade volumes very closely as we move in through Q2 and the rest of the year.

With respect to margins, they were negatively impacted for the quarter from the decline in trade volumes, as 100% of this revenue falls through the bottom line. We are pleased with the recurring close sales of $8 million in the quarter, up from $5 million last year. Given the continued success in implementations and overall revenue retention rate, we still expect a 4% to 6% contribution to total revenue for the year from that new business, and we are also expecting recurring close sales of $60 million to $80 million with some larger deals in the pipeline.

The IBM Migration is now complete, and the $15 million in savings is still expected this year. As mentioned in August, the reduced revenue from the Penson, Apex business erases the savings this year, but we expect at least $20 million of savings from IBM as we move into fiscal year 2014. And the Apex, COR and Questrade deals may also provide additional upside when volumes increase and new products are implemented in the future.

As mentioned in August, the low and high end of the revenue and the EBIT ranges are dependent upon trade volumes. The low end assumes will see around a 5% decline from the prior year, and the high end assumes a 5% pickup.

Rich, I will turn it back to you.

Rich Daly - Broadridge Financial - CEO

Thanks, Dan.

Please turn to page ten for my summary wrap up. We’re off to a solid start in fiscal year 2013. I’m satisfied with the revenue growth and earnings results for the quarter. However, as I stated earlier, the first quarter makes the smallest contribution to our annual results due to the seasonal nature of our business.

While event-driven revenues were slightly higher, and our equity trading volumes remained under pressure, our recurring revenue closed sales of transactions of less than $5 million continue to show strength. As I mentioned on our last earnings call, we have a broader product portfolio and more potential right now than we have ever had in our history.

We have multiple ways to succeed due to these expanding products that are well-positioned in large markets. We have a clear proven sales strategy for growth and the right team to execute it. Despite the lackluster market environment, we are growing our business and our confident our products and regulatory activities are heading in the right direction. The momentum that Broadridge has achieved is sustainable, and is tied to our expanding product breadth and our client-centric approach, the foundation of which is our service profit chain culture.

We are excited and proud to be named best-in-class by CEB Tower Group in 2012 outsourcing vendor rankings. We were cited for our client service excellence, commitment to innovation and our focus on delivering strong business insight and value to the financial industry. We continue to have a very strong client revenue retention rate of 99%.

We remain confident in our fiscal year 2013 guidance. We anticipate solid recurring revenue growth of 4% to 7% and total revenue growth of 3% to 4%. We expect GAAP diluted earnings per share from continuing operations to be in the range of $1.60 to $1.70, and non-GAAP diluted earnings per share from continuing operations to be in the range of a $1.76 to a $1.86, which excludes the impact of acquisition amortization, including some of other costs and Penson charges.

Finally, I’d again like to take this opportunity to personally acknowledge our associates who remain dedicated, engaged and focused, as we continue to find ways to create shareholder value through these challenging times and hurricane days. Because of their efforts, our future for our associates, clients, shareholders and industry is very promising.

So this is where we normally open for Q&A. But before we get to it, let me make one additional comment. Due to a combination of Hurricane Sandy and the impending Nor’easter impact anticipated to hit Wednesday and Thursday, we have a very low participation rate for our Investor Luncheon, scheduled for this Thursday. So what we’ve decided to do is to move that luncheon to December 3. This will give people plenty of time to reschedule. Now, Dan and I will be staying here right now for as long as it takes to be available for questions that you may have held off normally for the luncheon, if you believe you need a question answered prior to December 3.

With all that said, I’ll now turn the call over to Kenisha, the operator and as always, we welcome your questions. Kenisha?

 Q U E S T I O N    A N D    A N S  W E R

Operator

(Operator Instructions) Your first question comes from George Mihalos from Credit Suisse.

George Mihalos - Credit Suisse - Analyst

Just hoping you guys could dig in a little bit on the margins on the SPS side. You mentioned there is some investments, some TARP investments there. Can you provide some color on that? And then also, Dan, can you provide us the portion of SPS revenue that is fixed versus transactional?

Dan Sheldon - Broadridge Financial - CFO

Yes. Okay. So when you think about the margin, we are thinking about this way -- there was $10 million that really, because of the trade volumes were down year-over-year and that all fell to the bottom line. And we had just over $2 million for what was, we’ll call one-time type of investments for TARP. Now they are in that segment, because they’re not part of an acquisition et cetera, so the point to be -- you take those two pieces and even though net new business, we are very happy with. It comes in at 50% margin. So, hopefully, that gives you some flavor there.

And then on the other piece that you asked about, which is back in the appendix, which is in SPS which is on page 23. When you think about what’s going on, you saw the equity trade volumes down, you see that 19%. And then you see that the non-trade equity was slightly up by $2 million. And also when looked at the fixed income, it’s slightly up by just over a $1 million. All right. So we feel pretty good about those things.

George Mihalos - Credit Suisse - Analyst

Okay. Great. And then in term of the sales pipeline, the $110 million to $150 million that you guys were guiding to for the year. Do you think that will now be even more back-end loaded given the impact of Sandy?

Rich Daly - Broadridge Financial - CEO

I can’t imagine that the week we just lost, where even though we didn’t have access to our sales office at One Park, everyone is able to work remotely. With or without access to One Park, it just wasn’t a week where the sale dialogues that were already planned took place because our clients needed to spend their time dealing with the immediate issues of their infrastructure and getting through the day’s activities that day.

So, hopefully, this will be, call it a couple of weeks. I don’t expect it right now to be more than that. I think that something like Sandy, where a company like Broadridge, literally, performed without missing a beat. And I would say we were one of the rare entities out there, just again reinforces the strength of the focus of our model where this is what we do. We do it very well, a very detailed BC pre-plans or business continuity plans.

And so, our ability to perform from remote locations, meet of our deliverables without missing a beat, I believe with the exception of a couple of weeks’ delay that we are anticipating really reinforces the need for people to go to professionals who are focused solely on these activities versus trying to be all things to all people in a world where focus is mattering more and more, and the cost to do it is getting to be more and more difficult if you spread your efforts.

George Mihalos - Credit Suisse - Analyst

Great. Thanks, guys.

Operator

Your next question comes from Peter Heckmann from Avondale.

Rich Daly - Broadridge Financial - CEO

Peter, good morning.

Peter Heckmann - Avondale Partners - Analyst

Good morning, guys. Can you hear me all right?

Rich Daly - Broadridge Financial - CEO

Perfectly.

Peter Heckmann - Avondale Partners - Analyst

Okay. Great. Can you just talk a little bit more about the closed sales in the quarter -- I didn’t catch the composition of that -- and what you might be thinking about in terms of visibility for the larger deals? Do you think is there a something from the election, is there past uncertainty from regulatory (inaudible), and do you think that, these decisions occur and relatively have a -- relatively better closed sales results in the next quarter?

Rich Daly - Broadridge Financial - CEO

Sure. Let me, what I -- actually given the two questions so far, I’m disappointed that I actually didn’t think to include this in my formal comments.

One thing we should need to keep in mind is, if you recall, we had a very strong quarter, the last quarter of fiscal year 2012, right. We had a remarkably strong June. The strongest we have ever had to my recollection in terms of activity. So, by ending the year so strongly, we were anticipating that some of the first quarter activity, okay, could be a little weaker, just because we had such a terrific fourth quarter and June. The strength of the products and the momentum of the products particularly of less than $5 million, alright, continues to be very real and we discussed that at length in our fourth quarter call.

There is no question we believe that the higher end of the range will require some larger transactions. We are in more active dialogues on larger transactions in our history, and we have been very fortunate and pleased to identify someone with Steve Racioppo’s background to join us, who comes from Accenture, with extensive experience in those type of transactions and managing that C-Suite process for literally thousands of professionals at Accenture.

So, we continue to believe that we have the right products, growing product breadth, very strong product breadth, and are well-positioned and we are, as you can see by the hiring of Steve and other activities, putting more resource behind successfully executing on this opportunity.

I’m highly confident it’s a matter of when it’s not a matter of if, given the needs of the industry and the growing pipeline, and that’s why in my formal comments, I put, I was very pleased with the pipeline, because the pipeline continues to grow.

Dan Sheldon - Broadridge Financial - CFO

Yes. Rich, what I would add on to that one piece, because I think this is very important to how we’ve done our investments both internally in the acquisitions, is that if you think that about $110 million to $115 million, we should be definitely thinking that was a $90 million to $110 million of deals under $5 million.

And that is very important to us because the acquisitions by the way, you go back a couple of years they were only providing just around $10 million per year and they currently last year delivered just under $30 million and of course, we are expecting to see north of somewhere around $40 million. So, anyway, I think those are very important things to also really register about how Broadridge is investing in the business and not just the large deal. Perfect.

Peter Heckmann - Avondale Partners - Analyst

All right. That’s fair enough.

And then one just follow-up question, the timing of the transfer of those 100 correspondents from Apex to COR Clearing, as well as the timing of your expectation of the wind down the Penson Canada, do both those occur this quarter or would some of that trail into calendar 2013?

Rich Daly - Broadridge Financial - CEO

There are two combinations here. There is regulatory and there is some logistics. I think this quarter would be optimistic and probably not even realistic in its entirety. But from our performance whether it would be this fiscal year or going forward, once you have a clear path, which I’m saying we are at 95% plus of right now -- which I’m very pleased about, because of the distractions that all Penson created to so many people around here, including John Hogan and myself -- now that we have a clear path, I’m not concerned, Pete, about the timing of this, because there is revenue coming in from the existing source, there is revenue coming in from the new source and we’re just going to do what we always do which is dot the I’s, cross the T’s and make sure its executed flawlessly.

Peter Heckmann - Avondale Partners - Analyst

Okay. Okay. Great. I’ll get back in the queue. Thanks.

Operator

The next question comes from the David Togut from Evercore Partners.

Rich Daly - Broadridge Financial - CEO

Hi, David.

David Togut - Evercore Partners - Analyst

Good morning, Rich and Dan.

Could you update us on unit pricing trends on year-over-year basis both in the SPS business and in proxy?

Dan Sheldon - Broadridge Financial - CFO

Sure. So, let me hit you first of all with the SPS business, okay. We are looking at that business still have about a 2%, we’ll call it price concession type of rate. This year it’s going to look larger because that’s where the $16 million will fall off from where we were at Penson at $43 million down to the $27 million.

But more importantly, we are looking at when we are out there, we are resigning additional business. I mean, one of the interesting things is, is that over 50% of our sales go back into the current client. So the way we look at pricing is a combination of new product, as well as some pricing pressure that we might be feeling there, but net-net, we always look to be on the upside.

As far as the ICS, you want me to handle where we’re at with the, we addressed it last time with the proxy. That’s the only pricing pressure we really see on that and there isn’t any.

Rich Daly - Broadridge Financial - CEO

So, we remain confident and I was the briefest I believe I’ve ever been on the regulatory update just by saying that we are confident in regulatory activities. We remain confident that the need for our technology and the continued deployment of our technology in the regulatory front will enable us to successfully manage, going forward, by providing additional services and new revenue, and put us in a net revenue gain position from the regulatory activities, while simultaneously providing both investors and issuers higher level of services with that technology. And for the issuers who pay the bill, a lower cost through the reduction of printing and postage. So, it’s really one of those win-win-win scenarios.

As it relates to the other ICS activities, we are feeling very good, that business like all of our businesses, our clients are putting pricing pressure on us, but because we have a breadth of products across both segments where we really can provide services, more cost effectively with a better client experience, we are confident that we will continue to grow those sales “under the $5 million” across a 150 products and through that have incremental revenue that will add a nice contribution and enable us to continue to grow both the topline and our earnings overall.

So, we’re actually feeling good about our market position. We would certainly like for this, I’ll call it headwind as it relates the financial services, to subside to some degree, but it still hasn’t appeared to have any real momentum behind it subsiding.

David Togut - Evercore Partners - Analyst

Over the last 18 months, Rich, you’ve been very active on the acquisition front. What is the acquisition pipeline look like today? Should we expect a significant pickup in activity over the next 12 to 18 months?

Rich Daly - Broadridge Financial - CEO

David, what you have seen from day one of the spin is a disciplined process. We believe that tuck-in acquisitions where under our umbrella, of our brand, of our distribution capabilities, and of a company whose products could be used by our clients, and by being owned by Broadridge will give them added confidence to buy that product, okay, has been a key criteria.

We’ve got strong financial criteria, where we said, “If we can meet that criteria we should expect a 20% internal rate of return on those transactions.” So, there have been some transactions that haven’t met the core criteria about it being worth more to us than to others, which kind of takes us out of the running. And then there has been the criteria with the pricing, hasn’t been aligned we think will get us the returns we need.

So, I would be disappointed, if 12 months from now, I make the statement I made today, which is that we did not do any transactions over the next 12 months. But as I’ve consistently said, we will not do a transaction that does not -- we do not believe meets the criteria, okay. Because as the stewards of our shareholders cash, we want to hedge the debt on the returns on these transactions. And we believe that as we did in the last quarter, if we do build up some cash, buying Broadridge right now is opportunistic because of our confidence in creating value going forward.

So, we are active in the market. We’ve been active in the market. We’re not going to alter from our criteria. I’d be disappointed if we didn’t do a transaction. You shouldn’t expect anything of some material nature. I’m not anticipating that right now, I’ll never say never, but you shouldn’t anticipate that and I am not anticipating that. But you should anticipate that we are looking for Matrix, NewRiver type transactions because we are very pleased with the returns of those transactions.

David Togut - Evercore Partners - Analyst

Quick final question for me. Why the change in non-GAAP earnings definition this quarter, what led to that thought process?

Dan Sheldon - Broadridge Financial - CFO

What led to that thought process is we’ve been looking at our peer groups. We’ve been talking to some of the consultants that are out there advising companies and making sure that everybody is looking that when they are talking about GAAP and non-GAAP, what type of items, all right, really don’t carry any cash along with them and that’s amortization.

So, the point was we highlighted back in August that we were going to potentially go down this path, and we made sure that we have talked a lot with our analysts and investors just to make sure, we’ve got some of their perspective. And it became one of those things to really understand -- by the way, now you’re going to see right out there that says there is $20 million plus in amortization around, $0.11 per share, and it’s something that we think we should be very much highlighting just to think about the $1.76 to $1.86 and how that moves forward without any impact of that amortization.

Rich Daly - Broadridge Financial - CEO

And David, going back to your question to me before about acquisition activity -- we went down this path, because we would be very pleased to identify additional Matrix, NewRiver type transactions. And yet, when you look at their performance on a GAAP basis because of the amortization, it really, we believe, does not represent the value that we’re adding to the business with that amortization in there. Because for example, in both of those entities, right now, I am highly confident those entities are worth more post-Broadridge acquiring them what we’ve done and pre-what we’ve acquired and yet we’re taking charges on reducing the value on a GAAP basis.

David Togut - Evercore Partners - Analyst

Okay. Thank you very much.

Operator

Your next question comes from Chris Donat from Sandler O’Neill.

Chris Donat - Sandler O’Neill - Analyst

Hi. Good morning, everyone. Two quick ones for me.

Just looking at the stock position -- it is down 4%. I’m not sure if that’s quarter-on-quarter, year-on-year, but you have down 4% in the slide presentation. Just any comments there, I know that number can bounce around a little bit, but just trying to figure out there is any trend developing. It looks like there might be some deceleration or now slowing down of it?

Rich Daly - Broadridge Financial - CEO

Chris, I think you really hit the nail on the head with the last thing you said which is the bouncing around. We really continue to feel very, very good about the ICS segment overall. And we feel very, very good about the core regulatory communications activities in that the first quarter really isn’t a good barometer. The low interest rate environment, the returns that the markets have provided, the opportunities going forward, where we believe that whether it be in 401(k)s or in overall investment activity, people are going to need to invest.

So, our views of the ICS business going forward in its overall revenue growth capabilities remain very strong, and although stock record remained at a historical low point, basically running flat. We don’t anticipate that staying there. We do anticipate at a point in time that adding additional value, even without that volume coming back or that activity coming back, all of the ranges that we foresee, because of the things we can control in ICS, we feel very good about. And I actually, short-term and long-term, remain very comfortable with the stock record activity and positions.

Dan Sheldon - Broadridge Financial - CFO

Yes, I would just add to that piece. Chris, when I look at the business, I take both that equities line and then I go down to the mutual fund, you know what I mean by the mutual fund piece, the one that was up 9% and has been for the last couple of years. Because inside that’s got the equities, it’s got ETFs, it’s got all the mutual fund semiannuals. So, when you think about it, whatever kind of investing is going on, we’re going to capture it somewhere or another.

And then I think it’s very important to understand that for every one point, let’s even say it stayed down at a negative 4%, which we certainly hope it does not, it’s about $4.5 million to $5 million. So, I think it’s on an annualized basis. So, I think to put it in perspective, I look at the combination, and then I also know even if the one stayed down, the other one’s up.

Chris Donat - Sandler O’Neill - Analyst

Got it. That’s helpful. I should have been paying attention to the mutual fund. So, the mutual fund also includes ETFs, you lump it in to that piece.

Rich Daly - Broadridge Financial - CEO

Yes.

Chris Donat - Sandler O’Neill - Analyst

Okay. And then just since no one has asked about event-driven, I feel like someone has to -- just any change you’ve seen in mutual fund proxy activity? And also on that, I assume there’s no implications to you from Vanguard changing benchmarks on some of their funds but I figured I might as well ask you in this forum?

Rich Daly - Broadridge Financial - CEO

Okay. Let’s start with overall. We did have some increased activity this first quarter. It’s way too soon to call it a trend. When we continued to do our research on fund need, to have activity, the core need of reelecting directive and the core need around, if they do any M&A activity or activity that requires shareholder approval, they we will need to go out and get fund approval. So we do believe that the activity will not be as high as it was in the past, because of some things they restructured. But we do believe that over a period of time, it has to trend higher than what we currently are, even though, we are not planning in this planning, or even on our planning beyond this year, for that return to occur.

So we’d like to think that event driven is an upside potential and where we are. And as we’ve said many times, we find it difficult to understand how it could go much lower. And this first quarter it didn’t go lower, but again, we are not planning on that being a trend.

We do believe that there is going to be some activities in the marketplace, whether it would be Vanguard activities or other activities. More significant was the ETF activity. As Dan just pointed out though, we do distribute information related to ETFs as well, so we like activity. We like activity because whenever there is activity, it needs to be communicated to shareholders, the SEC, and an asset management division needs to look at that activity and understand what investors rights are or aren’t, what investors rights need to be protected, and so we see activity is being a good thing. We expect there will always the activity. Some of that will give us a slight net benefit, some of that will give us a slight net reduction. But what activity does more than that is it enables investors to diversify into more positions. And from our point of view, the more investors diversify, then the more we are communicating -- and we really, really like that.

Chris Donat - Sandler O’Neill - Analyst

Okay. Got it. Thank you.

Operator

(Operator Instructions). I’m showing, we have no further questions at this time. I will now the call back over to Mr. Daly.

Rich Daly - Broadridge Financial - CEO

Kenisha, thank you. Well, let me end today with, first of all, thank you for participating and Dan, David and I want to certainly share our sincere thoughts that we hope that you and yours have all been safe throughout this process here in the Northeast. And we certainly hope that we all catch a break with this Nor’easter, and that it’s at the low end of the ranges that it could be at.

We really do look forward to getting together on December 3. We made that clear decision to move it from this Thursday, because as much as, Dan, David and I love getting together, we are a little concerned that we would be asking each other questions during the Investor Luncheon and we didn’t think that that would be all that productive.

So, if between now and then, you do have a question, anything comes up, please reach out to us. David is available and whenever appropriate, David will link Dan and I in. So with all that, thank you for your participation today more than ever choose to have a great day and more than ever, okay, regardless of who you’re for, let’s get out there and vote, because we truly are blessed to have that right and privilege. And I for certain will be out there today.

Thanks so much. Have a great day.

Operator

This concludes today’s Broadridge Financial Solutions, Incorporated first quarter fiscal year 2012 earnings conference call. Thank you for your participation. You may now disconnect.